FORM OF UNDERWRITING AGREEMENT


         THIS UNDERWRITING AGREEMENT, dated this 29th day of February, 1996, by and between Standish, Ayer and Wood Investment Trust, a Massachusetts business trust (the "Trust"), and Standish Fund Distributors, L.P., a Delaware limited partnership (the "Underwriter").


                               W I T N E S S E T H
                               -------------------

         WHEREAS, the Trust is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and has an effective registration statement (the "Registration Statement") with the Securities and Exchange Commission (the "Commission") for the purpose of registering shares of beneficial interest for offering under the Securities Act of 1933, as amended (the "1933 Act");

         WHEREAS, the Underwriter is registered as a broker-dealer with the Commission and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD");

         WHEREAS, the parties hereto deem it mutually advantageous that the Underwriter should act as Principal Underwriter, as defined in the 1940 Act, for the sale of the shares of beneficial interest of each series of the Trust which the Trustees may or have established from time to time and make subject to this Agreement by listing on Exhibit A hereto (individually, a "Portfolio" and collectively, the "Portfolios"); and

         NOW, THEREFORE, in consideration of the mutual covenants and benefits set forth herein, the Trust and the Underwriter do hereby agree as follows:

         1. The Trust does hereby grant to the Underwriter the right and option to purchase shares of beneficial interest of each Portfolio (the "Shares") for sale to investors, either directly or indirectly through other broker-dealers. The Underwriter is not required to purchase any specified number of Shares, but will purchase from the Trust only a sufficient number of Shares as may be necessary to fill unconditional orders received from time to time by the Underwriter for the benefit of investors.

         2. The Underwriter shall use its best efforts (but only in states in which it may lawfully do so) to obtain from investors unconditional orders for Shares authorized for issue by the Trust and registered under the 1933 Act, provided that the Underwriter may in its sole discretion refuse to accept orders for Shares from any particular applicant. The Underwriter shall offer Shares at the net asset value of the Shares, to be calculated for each Portfolio of Shares as described in the Registration Statement, including the prospectuses, filed with the Commission and in effect at the time of the offering.




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         3. Any right granted to the Principal  Underwriter to accept orders for shares or make sales on behalf of the Trust will not apply to shares issued in connection with the merger or consolidation of any other investment company with the Trust, or any Portfolio, or its acquisition, by purchase or otherwise, of all or substantially all the assets of any investment company or substantially all the outstanding shares of any such company, and such right shall not apply to shares that may be offered or otherwise issued by the Trust to shareholders by virtue of their being shareholders of the Trust.

         4. The Trust, on behalf of the respective Portfolio, shall receive the applicable net asset value on all sales of shares by the Principal Underwriter as agent of the Trust.

         5. The Principal Underwriter shall not have "custody" (as such term is interpreted by the staff of the Commission) of Trust assets, including payments made pursuant to orders accepted by the Principal Underwriter. In this regard, the Principal Underwriter shall not accept payment for Shares made by wire transfer and shall not accept payment for Shares made by draft, other than drafts made payable to the Trust. To the extent the Principal Underwriter accepts drafts made payable to the Trust, the Principal Underwriter shall deliver such drafts accompanied by proper applications for the purchase of Shares to the Trust's custodian no later than 12:00 p.m. (Boston time) on the first business day following the receipt by the Principal Underwriter of such payments and applications.

         6. The Trust will use its best efforts to register from time to time under the 1933 Act such number of Shares not already so registered as the Underwriter may be expected to sell on behalf of the Trust. The Underwriter and the Trust agree to cooperate in taking such action as may be necessary from time to time to qualify Shares so registered for sale by the Underwriter or the Trust in any states mutually agreeable and to maintain such qualification. This Agreement relates to the issue and sale of Shares that are duly authorized and registered and available for sale by the Trust, including redeemed or repurchased Shares if and to the extent that they may legally be sold and if, but only if, the Trust sees fit to sell them.




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         7. If and  whenever the  determination  of net asset value is suspended and until  such  suspension  is  terminated,  the  Underwriter  shall not accept
further  orders  for  Shares  except   unconditional   orders  placed  with  the
Underwriter before the Underwriter had knowledge of the suspension. In addition, the Trust reserves the right to suspend sales and the Underwriter's authority to accept orders for Shares on behalf of the Trust if, in the judgment of a majority of the Board of Trustees or a majority of the Executive Committee of such Board, if such body exists, it is in the best interests of the Trust to do so, such suspension to continue for such period as may be determined by such majority; and in that event, the Underwriter shall not sell any Shares on behalf of the Trust while such suspension remains in effect except for Shares necessary to cover unconditional orders accepted by the Underwriter before the Underwriter had knowledge of the suspension.

         8. This Agreement shall become effective on the date first written above and shall terminate on any anniversary thereof if its terms and renewal have not been approved by a majority vote of the Trustees of the Trust voting in person, including a majority of its Trustees who are not "interested persons" of the Trust and who have no direct or indirect financial interest in the operation of the Underwriting Agreement (the "Qualified Trustees"), at a meeting of Trustees called for the purpose of voting on such approval. This Agreement may also be terminated at any time, without payment of any penalty, by the Trust on 60 days' written notice to the Underwriter, or by the Underwriter upon similar notice to the Trust. This Agreement may also be terminated by a party upon five
(5) days' written notice to the other party in the event that the Commission has issued an order or obtained an injunction or other court order suspending effectiveness of the Registration Statement covering the Shares of the Trust. Finally, this Agreement may also be terminated by the Trust upon five (5) days' written notice to the Underwriter if the NASD has expelled the Underwriter or suspended its membership in that organization.

         9. No provisions of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         10. The parties to this Agreement acknowledge and agree that all liabilities of the Trust arising hereunder, whether direct or indirect, of any nature whatsoever shall be satisfied out of the assets of the Trust and that no Trustee, officer or holder of shares of beneficial interest of the Trust shall be personally liable for any of the foregoing liabilities. No Portfolio of the Trust shall be responsible for the liabilities or obligations of any other Portfolio. The Trust's Declaration of Trust, as amended from time to time, is on file in the Office of Secretary of State of The Commonwealth of Massachusetts, and a copy of the Trust's Declaration of Trust, as amended from time to time, has been provided to the Underwriter. The Declaration of Trust describes in detail the respective responsibilities and limitations on liability of the Trustees, officers, and holders of Shares of the Trust.




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         11. Nothing  contained herein shall relieve the Trust of any obligation under its investment advisory agreement or any other contract with any affiliate of the Underwriter.

         12. This Agreement shall automatically terminate in the event of its assignment (as that term is defined in the 1940 Act).

         13. In the event of any dispute between the parties, this Agreement shall be construed according to the laws of The Commonwealth of Massachusetts provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, 1933 Act or any rule or order of the Securities and Exchange Commission thereunder.






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         IN WITNESS  WHEREOF,  the parties hereto have caused this instrument to be executed by their duly authorized officers as of day and year first above written.

ATTEST:                                           STANDISH, AYER AND WOOD
                                                  INVESTMENT TRUST on behalf of
                                                  each of its series



By:____________________________                 By:____________________________

Its:___________________________                 Its:___________________________


ATTEST:                                        STANDISH FUND DISTRIBUTORS, L.P.



By:____________________________                 By:____________________________

Its:___________________________                 Its:___________________________






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                                    EXHIBIT A



Portfolios:


1.           Standish Intermediate Tax Exempt Bond Fund
2.           Standish Small Cap Tax-Sensitive Equity Fund
3.           Standish Tax-Sensitive Equity Fund


Effective:  February 29, 1996


Portfolios:


4.           Standish Equity Fund
5.           Standish Fixed Income Fund
6.           Standish Global Fixed Income Fund
7.           Standish Small Capitalization Equity Fund

Effective:  February 29, 1996


Portfolios:


8.           Standish Controlled Maturity Fund
9.           Standish Fixed Income Fund II
10.          Standish International Fixed Income Fund
11.          Standish International Equity Fund
12.          Standish Massachusetts Intermediate Tax Exempt Bond Fund
13.          Standish Securitized Fund
14.          Standish Short-Term Asset Reserve Fund

Effective:  February 29, 1996






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